                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 BLACKROCK, INC.
                                 ---------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    09247X101
                                    ---------
                                 (CUSIP Number)

                                December 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ X ] Rule 13d-1(b)
[   ] Rule 13d-1(c)
[   ] Rule 13d-1(d)

CUSIP No.  461915100                                          Page 1 of 8 Pages

         1)  Names of Reporting Persons
             IRS Identification No. Of Above Persons

                  PNC Bank Corp.   25-1435979

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
               a)  [  ]
               b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Pennsylvania

         Number of Shares           5)  Sole Voting Power            44,935,000

         Beneficially Owned         6)  Shared Voting Power                 -0-

         By Each Reporting          7)  Sole Dispositive Power       44,935,000

         Person With                8)  Shared Dispositive Power            -0-

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     44,935,000

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                 See Instructions                                          [  ]

         11)  Percent of Class Represented by Amount in Row (9)            81.9

         12)  Type of Reporting Person   (See Instructions)                 HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 BLACKROCK, INC.
                                 ---------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    09247X101
                                    ---------
                                 (CUSIP Number)

                                December 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ X ] Rule 13d-1(b)
[   ] Rule 13d-1(c)
[   ] Rule 13d-1(d)

CUSIP No.  461915100                                          Page 2 of 8 Pages

         1)  Names of Reporting Persons
             IRS Identification No. Of Above Persons

                  PNC Bancorp, Inc.   51-0326854

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
               a)  [  ]
               b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Delaware

         Number of Shares           5)  Sole Voting Power            44,935,000

         Beneficially Owned         6)  Shared Voting Power                 -0-

         By Each Reporting          7)  Sole Dispositive Power       44,935,000

         Person With                8)  Shared Dispositive Power            -0-

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     44,935,000

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                 See Instructions                                         [  ]

         11)  Percent of Class Represented by Amount in Row (9)            81.9

         12)  Type of Reporting Person   (See Instructions)                 HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 BLACKROCK, INC.
                                 ---------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    09247X101
                                    ---------
                                 (CUSIP Number)

                                December 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ X ] Rule 13d-1(b)
[   ] Rule 13d-1(c)
[   ] Rule 13d-1(d)

CUSIP No.  461915100                                          Page 3 of 8 Pages

         1)  Names of Reporting Persons
             IRS Identification No. Of Above Persons

                  PNC Bank, National Association   22-1146430

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
               a)  [  ]
               b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    United States

         Number of Shares           5)  Sole Voting Power            44,935,000

         Beneficially Owned         6)  Shared Voting Power                 -0-

         By Each Reporting          7)  Sole Dispositive Power       44,935,000

         Person With                8)  Shared Dispositive Power            -0-

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     44,935,000

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                 See Instructions                                         [  ]

         11)  Percent of Class Represented by Amount in Row (9)            81.9

         12)  Type of Reporting Person   (See Instructions)                 BK

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 BLACKROCK, INC.
                                 ---------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    09247X101
                                    ---------
                                 (CUSIP Number)

                                December 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ X ] Rule 13d-1(b)
[   ] Rule 13d-1(c)
[   ] Rule 13d-1(d)

CUSIP No. 461915100                                            Page 4 of 8 Pages

         1)  Names of Reporting Persons
             IRS Identification No. Of Above Persons

                  PNC Asset Management, Inc.   51-0380821

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
               a)  [  ]
               b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Delaware

         Number of Shares           5)  Sole Voting Power            44,935,000

         Beneficially Owned         6)  Shared Voting Power                 -0-

         By Each Reporting          7)  Sole Dispositive Power       44,935,000

         Person With                8)  Shared Dispositive Power            -0-

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     44,935,000

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                 See Instructions                                         [  ]

         11)  Percent of Class Represented by Amount in Row (9)            81.9

         12)  Type of Reporting Person   (See Instructions)                 HC

                                                              Page 5 of 8 Pages

ITEM 1(a) - NAME OF ISSUER:

         BlackRock, Inc.

ITEM 1(b) - ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         345 Park Avenue
         New York, NY  10154

ITEM 2(a) - NAME OF PERSON FILING:

         PNC Bank Corp.; PNC Bancorp, Inc.; PNC Bank, National Association; and PNC Asset Management, Inc.

ITEM 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         PNC Bank Corp. - One PNC Plaza, 249 Fifth Avenue,
             Pittsburgh, PA  15222-2707
         PNC Bancorp, Inc. - 222 Delaware Avenue, Wilmington, DE  19899
         PNC Bank, National Association - One PNC Plaza, 249 Fifth Avenue,
             Pittsburgh, PA  15222-2707
         PNC Asset Management, Inc. - 222 Delaware Avenue, Wilmington, DE  19899

ITEM 2(c) - CITIZENSHIP:

         PNC Bank Corp. - Pennsylvania
         PNC Bancorp, Inc. - Delaware
         PNC Bank, National Association - United States
         PNC Asset  Management, Inc. - Delaware

ITEM 2(d) - TITLE OF CLASS OF SECURITIES:

         Common

ITEM 2(e) - CUSIP NUMBER:

         09247X101

ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;
(b) [X] Bank as defined in Section 3(a)(6) of the Exchange Act;
(c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act;
(d) [ ] Investment Company registered under Section 8 of the Investment
        Company Act;
(e) [ ] An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) [X] A Parent Holding Company or Control Person in accordance with
        Rule 13d-1(b)(1)(ii)(G);
(h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) [ ] A Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;
(j) [ ] Group, in accordance with Rule 13d(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

                                                              Page 6 of 8 Pages
ITEM 4 - OWNERSHIP:

The following information is as of December 31, 1999:

(a)  Amount Beneficially Owned:                               44,935,000 shares

(b)  Percent of Class:                                                     81.9

(c)  Number of shares to which such person has:
        (i)  sole power to vote or to direct the vote                44,935,000
       (ii)  shared power to vote or to direct the vote                     -0-
      (iii)  sole power to dispose or to direct the disposition of   44,935,000
       (iv)  shared power to dispose or to direct the disposition of        -0-


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable.


ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable.


ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of PNC Bank Corp. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of PNC Bank Corp.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp,
Inc.)

PNC Asset Management, Inc. - HC (indirectly owned subsidiary of PNC Bank, National Association)


ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable.


ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable.


ITEM 10 - CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                              Page 7 of 8 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 2000
Date

By:  /s/ Robert L. Haunschild
-----------------------------
Signature - PNC Bank Corp.
Robert L. Haunschild, Senior Vice President and Chief Financial Officer Name & Title


February 14, 2000
Date

By:  /s/ James B. Yahner
-----------------------------
Signature - PNC Bancorp, Inc.
James B. Yahner, Vice President
Name & Title


February 14, 2000
Date

By:  /s/ Thomas R. Moore
-----------------------------
Signature - PNC Bank, National Association
Thomas R. Moore, Vice President and Secretary
Name & Title


February 14, 2000
Date

By:  /s/ Robert L. Haunschild
-----------------------------
Signature - PNC Asset Management, Inc.
Robert L. Haunschild, President
Name & Title

                                                              Page 8 of 8 Pages


                                                                      EXHIBIT A

                                    AGREEMENT

                                February 14, 2000

         The undersigned hereby agree to file a joint statement on Schedule 13G under the Securities and Exchange Act of 1934, as amended (the "Act") in connection with their beneficial ownership of common stock issued by Investors Financial Services Corp.

         Each of the undersigned states that it is entitled to individually use
Schedule 13G pursuant to Rule 13d-1(c) of the Act.

         Each of the undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but none is responsible for the completeness or accuracy of the information concerning the others.

         This Agreement applies to any amendments to Schedule 13G.

                                            PNC BANK CORP.


                                            BY: /s/ Robert L. Haunschild
                                                -------------------------------
                                                Robert L. Haunschild, Senior
                                                Vice President & Chief
                                                Financial Officer


                                            PNC BANCORP, INC.


                                            BY: /s/ James B. Yahner
                                                -------------------------------
                                                James B. Yahner, Vice President


                                            PNC BANK, NATIONAL ASSOCIATION


                                            BY: /s/ Thomas R. Moore
                                                -------------------------------
                                                Thomas R. Moore, Vice President
                                                & Secretary


                                            PNC ASSET MANAGEMENT, INC.


                                            BY: /s/ Robert L. Haunschild
                                                -------------------------------
                                                Robert L. Haunschild,
                                                President